FORM OF SUBSCRIPTION LETTER

                                            _________________, 2000

Board of Trustees of
     Satuit Capital Management Trust
5 Driftwood Lane
Scituate, MA 02066

Gentlemen:

         Satuit Capital Management, LLC ("Satuit") hereby subscribes for ten thousand (10,000) shares of beneficial interest of Satuit Capital Micro Cap Fund (a "Trust"), a series of Satuit Capital Management Trust, a Massachusetts business trust, at $10.00 per share, for an aggregate purchase price of $100,000.00. Satuit's payment in full is confirmed.

         Satuit hereby represents and agrees that Satuit is purchasing these shares of common stock for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933 as amended, nor with any present intention of distributing or selling such shares.

                                        Very truly yours,

                                        SATUIT CAPITAL MANAGEMENT, LLC


                                        By:     _______________
                                               Robert J. Sullivan
                                               Managing Director
                                               and Chief Investment Officer

CONFIRMED AND ACCEPTED:

SATUIT CAPITAL MANAGEMENT TRUST
on behalf of its series:
Satuit Capital Micro Cap Fund


By:       /S/  ROBERT J. SULLIVAN
          -----------------------
Name:     ROBERT J. SULLIVAN
Title:    TREASURER





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